Exhibit 5.1


                 OPINION OF PARKER CHAPIN FLATTAU & KLIMPL, LLP




February 23, 1998




StarBase Corporation
18872 MacArthur Boulevard
Irvine, CA 92612


Ladies and Gentlemen:


We have acted as counsel to StarBase Corporation (the "Company") in connection with Amendment No. 1 to Registration Statement of Form S-3 (file no. 333-45877) filed by the Company with the Securities and Exchange Commission (the "Registration Statement") relating to up to 2,337,743 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"). Of such Shares, 1,825,210 may be issued upon conversion of the Series D and Series F Preferred Stock which were issued to the holders of the Shares (the "Preferred Stock"), and 512,533 may be issued upon the exercise of warrants which were issued to the holders of the Shares (the "Warrants").


In connection with the foregoing, we have examined, among other things, the Registration Statement, the Warrants and originals or copies, satisfactory to us, of all such corporate records and of all such agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original documents submitted to us as copies. As to any facts material to such opinion, we have, to the extent that relevant facts were not independently established by us, relied on certificates of public officials and certificates, oaths and declarations of officers or other representatives of the Company.

Based upon the foregoing, we are of the opinion that (i) the Shares issuable upon conversion of the Preferred Stock (when such shares are paid for and issued in accordance with the terms of the Subscription Agreements) will be legally issued, fully paid and non-assessable; and (ii) the Shares issuable upon the exercise of the Warrants (when such Shares are paid for and issued in accordance with the terms of the Warrants) will be legally issued, fully paid and non-assessable.

We hereby consent to the use of our name under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement and to the filing of a copy of this opinion as an exhibit.


Very truly yours,

/s/ Parker Chapin Flattau & Klimpl, LLP


PARKER CHAPIN FLATTAU & KLIMPL, LLP


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